FOR MORE INFORMATION:

Kasandra H. Rossi

Executive Vice President, Chief Financial Officer & Treasurer

954-692-7163

kasandra.rossi@pediatrix.com

FOR IMMEDIATE RELEASE

Pediatrix Medical Group Reports First Quarter Results

FORT LAUDERDALE, Fla., May 5, 2026 - Pediatrix Medical Group, Inc. (NYSE: MD), a leading provider of physician services, today reported earnings of $0.36 per share for the three months ended March 31, 2026. On a non-GAAP basis, Pediatrix reported Adjusted EPS of $0.44.

For the 2026 first quarter, Pediatrix reported the following results:

•
Net revenue of $476 million;
•
Net income of $30 million; and
•
Adjusted EBITDA of $58 million.

“Our first quarter operating results exceeded our expectations, driven by top-line growth,” said Mark S. Ordan, Chief Executive Officer of Pediatrix Medical Group. “Our priorities for 2026 remain focused on maximizing quality driven support for our hospital partners. With robust cash flow and a healthy balance sheet, we believe we are also well-positioned to find new opportunities and move decisively.”

Operating Results– Three Months Ended March 31, 2026

Pediatrix’s net revenue for the three months ended March 31, 2026 was $476.2 million, compared to $458.4 million for the prior-year period. This increase reflects growth in same-unit revenue of 2.8 percent, and to a lesser extent, growth in non-same unit activity, driven by recent acquisitions, partially offset by practice dispositions.

Same-unit revenue from net reimbursement-related factors increased by 4.4 percent for the 2026 first quarter as compared to the prior-year period. This increase primarily reflects improved cash collections, an increase in hospital contract administrative fees, higher patient acuity, primarily in neonatology, and a slightly favorable shift in payor mix. The percentage of services reimbursed by commercial and other non-government payors increased by 45 basis points compared to the prior-year period.

Same-unit revenue attributable to patient volume decreased by 1.6 percent for the 2026 first quarter as compared to the prior-year period. Shown below are year-over-year percentage changes in certain same-unit volume statistics for the three months ended March 31, 2026. (Note: figures in the below table reflect contributions only to net patient service revenue and exclude other contributions to total same-unit revenue, including contract and administrative fees.)

Three Months Ended March 31, 2026
Hospital-based patient services	(1.5)%
Office-based patient services	(3.3)%

Neonatology services (within hospital-based services):
Neonatal intensive care unit (NICU) days	(0.8)%

For the 2026 first quarter, practice salaries and benefits expense was $345.7 million, compared to $337.0 million for the prior-year period. This increase primarily reflects increases in same-unit clinical salaries expense.

For the 2026 first quarter, general and administrative expenses were $60.3 million, as compared to $58.6 million for the prior-year period. This increase primarily reflects an increase in incentive compensation expense based on financial results, partially offset by decreases in certain professional services and other expenses.

For the 2026 first quarter, transformational and restructuring related expenses were $4.9 million, compared to $6.6 million for the prior-year period. The expenses in both periods were related to revenue cycle management transition activities and position eliminations.

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization and transformational and restructuring related expenses, was $58.2 million for the 2026 first quarter, compared to $49.2 million for the prior-year period. The increase in Adjusted EBITDA was primarily due to net favorable impacts from same-unit results and recent acquisitions.

Depreciation and amortization expense was $6.1 million for the first quarter of 2026, compared to $5.3 million for the same period in 2025. The increase was primarily related to capital expenditures at our existing units and from amortization of intangible assets and capital expenditures from recent acquisitions.

Interest expense was $8.3 million for the first quarter of 2026, compared to $9.2 million for the first quarter of 2025, reflecting a reduction in interest expense from modestly lower interest rates and borrowings.

Investment and other income was $4.8 million for the first quarter of 2026, compared to $4.7 million for the prior-year period.

Pediatrix generated net income of $29.6 million, or $0.36 per diluted share, for the 2026 first quarter, based on a weighted average shares outstanding of 83.1 million. This compares with net income of $20.7 million, or $0.24 per diluted share, for the 2025 first quarter, based on a weighted average shares outstanding of 85.4 million. The decrease in our weighted average shares outstanding is primarily due to the impact of shares repurchased under our repurchase program, partially offset by issuances of restricted stock.

For the first quarter of 2026, Pediatrix reported Adjusted EPS of $0.44, compared to $0.33 for the first quarter of 2025. For these periods, Adjusted EPS is defined as diluted income per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, and impacts from discrete tax events.

Financial Position and Cash Flow – Continuing Operations

Pediatrix had cash and cash equivalents of $205.8 million at March 31, 2026, compared to $375.2 million at December 31, 2025, and net accounts receivable at March 31, 2026 were $224.8 million.

For the first quarter of 2026, Pediatrix used cash of $129.5 million to fund continuing operations, compared to a use of $116.1 million during the first quarter of 2025. Pediatrix typically uses cash during the first quarter of each year as it pays incentive compensation, primarily to its affiliated physicians, and makes employee benefit plan matching contributions that were accrued during the prior year. Additionally, during the first quarter of 2026, the Company used $21.5 million to fund share repurchases, $7.0 million to fund acquisitions and $6.2 million to fund capital expenditures.

At March 31, 2026, Pediatrix had total debt outstanding of $591 million, consisting of its $400 million in 5.375% Senior Notes due 2030 and $191 million in borrowings under its Term A Loan. At March 31, 2026, the Company had no outstanding borrowings under its $450 million revolving line of credit.

2026 Outlook

Pediatrix reaffirms its full year 2026 outlook for Adjusted EBITDA, as defined above, and anticipates Adjusted EBITDA will be in a range of $280 million to $300 million.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three months ended March 31, 2026 and 2025 is provided in the financial tables of this press release. A reconciliation of projected full year 2026 Adjusted EBITDA to the most directly comparable GAAP financial measures is provided in the financial tables of this press release.

Earnings Conference Call

Pediatrix will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.pediatrix.com. A replay of the conference call will also be available at www.pediatrix.com.

ABOUT PEDIATRIX MEDICAL GROUP

Pediatrix® Medical Group, Inc. (NYSE:MD) is a leading provider of physician services. Pediatrix-affiliated clinicians are committed to providing coordinated, compassionate and clinically excellent services to women, babies and children across the continuum of care, both in hospital settings and office-based practices. Specialties include obstetrics, maternal-fetal medicine and neonatology complemented by multiple pediatric subspecialties. The group’s high-quality, evidence-based care is bolstered by significant investments in research, education, quality-improvement and safety initiatives. The physician-led company was founded in 1979 as a single neonatology practice and today provides its highly specialized and often critical care services through approximately 4,300 affiliated physicians and other clinicians. To learn more about Pediatrix, visit www.pediatrix.com or follow us on Facebook, Instagram, LinkedIn and the Pediatrix blog. Investment information can be found at www.pediatrix.com/investors.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, its full year 2026 guidance, future impacts of legal, regulatory, political and macroeconomic developments and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the following: the impact of the Company’s practice portfolio management plans and whether the Company is able to achieve the expected favorable impact to Adjusted EBITDA therefrom; the effects of economic conditions on the Company’s business; the effects of the Medicare Access and CHIP Reauthorization Act of 2015, the Affordable Care Act, the One Big Beautiful Bill Act and potential additional healthcare reform; the Company’s relationships with government-sponsored or funded healthcare programs and with managed care organizations and commercial health insurance payors; the impact of state budgetary constraints and uncertainty over the future of Medicaid; the impact of surprise billing legislation; the Company’s transition to a hybrid revenue cycle management model; the timing and contribution of future acquisitions or organic growth initiatives; the Company’s ability to comply with the terms of debt financing arrangements and the Company’s ability to replace, refinance or extend its current debt financing arrangements; and the effects of the Company’s transformation initiatives, including our renewed focus, and growth strategy for, the Company’s hospital-based and maternal-fetal service lines.

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Pediatrix Medical Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Net revenue	$476,196	$458,359
Operating expenses:
Practice salaries and benefits	345,744	337,031
Practice supplies and other operating expenses	17,488	18,686
General and administrative expenses	60,266	58,604
Depreciation and amortization	6,119	5,332
Transformational and restructuring related expenses	4,922	6,605
Total operating expenses	434,539	426,258
Income from operations	41,657	32,101
Investment and other income	4,760	4,737
Interest expense	(8,265)	(9,154)
Equity in earnings of unconsolidated affiliate	692	406
Total non-operating expenses	(2,813)	(4,011)
Income before income taxes	38,844	28,090
Income tax provision	(9,272)	(7,353)
Net income	$29,572	$20,737
Other comprehensive income, net of tax
Unrealized holding (loss) gain on investments, net of tax of $152 and $255	(533)	779
Total comprehensive income	$29,039	$21,516
Per common and common equivalent share data (diluted):
Net income:	$0.36	$0.24
Weighted average common shares	83,075	85,430

Pediatrix Medical Group, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Net income	$29,572	$20,737
Interest expense	8,265	9,154
Income tax provision	9,272	7,353
Depreciation and amortization expense	6,119	5,332
Transformational and restructuring related expenses	4,922	6,605
Adjusted EBITDA	$58,150	$49,181

Pediatrix Medical Group, Inc.

Reconciliation of Diluted Net Income per Share

to Adjusted Income per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2026		2025
Weighted average diluted shares outstanding	83,075		85,430
Net income and diluted net income per share	$29,572	$0.36	$20,737	$0.24
Adjustments (1):
Amortization (net of tax of $564 and $430)	1,695	0.02	1,290	0.01
Stock-based compensation (net of tax of $937 and $573)	2,808	0.03	1,720	0.02
Transformational and restructuring expenses (net of tax of $1,230 and $1,651)	3,692	0.04	4,954	0.06
Net impact from discrete tax events	(1,135)	(0.01)	(175)	—
Adjusted income and diluted EPS	$36,632	$0.44	$28,526	$0.33

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended March 31, 2026 and 2025.

Pediatrix Medical Group, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of March 31, 2026	As of December 31, 2025
Assets:
Cash and cash equivalents	$205,780	$375,241
Short-term investments	123,194	124,482
Accounts receivable, net	224,801	229,665
Other current assets	33,259	34,126
Intangible assets, net	15,937	16,862
Operating and finance lease right-of-use assets	36,871	34,330
Goodwill, other assets, property and equipment	1,430,453	1,431,990
Total assets	$2,070,295	$2,246,696
Liabilities and shareholders' equity:
Accounts payable and accrued expenses	$236,930	$419,530
Total debt, including finance leases, net	590,769	597,338
Operating lease liabilities	38,946	37,277
Other liabilities	325,074	326,697
Total liabilities	1,191,719	1,380,842
Total shareholders' equity	878,576	865,854
Total liabilities and shareholders' equity	$2,070,295	$2,246,696

Pediatrix Medical Group, Inc.

Reconciliation of Net Income to Forward-Looking Adjusted EBITDA

(in thousands)

(Unaudited)

	Year Ended December 31, 2026

Net income	$152,100	$166,700
Interest expense	33,500	33,500
Income tax provision	56,300	61,700
Depreciation and amortization expense	24,800	24,800
Transformational and restructuring related expenses	13,300	13,300
Adjusted EBITDA	$280,000	$300,000